Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Professional Diversity Network, Inc. on Amendment #2 on Form S-3 (File No. 333-201341) of our report dated March 31, 2015, with respect to our audits of the consolidated financial statements of Professional Diversity Network, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended appearing in the Annual Report on Form 10-K of Professional Diversity Network, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
March 31, 2015